Exhibit 10.2

form of executive officer rsu award agreement

SCOTT’S LIQUID GOLD-INC.

2015 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(officer, performance vesting)

This Restricted Stock Unit Award Agreement (the “Agreement’) is made and entered into as of the Grant Date specified below, and between Scott’s Liquid Gold-Inc. (the “Company”), and the Participant named below (“Participant”), an officer of the Company or an Affiliate thereof.

Participant:

Grant Date:

	Restricted Period begins on Grant Date and ends:	(the “Lapse Date”)

Number of Restricted Stock Units:	of “Tier 1” RSUs

of “Tier 2” RSUs

of “Tier 3” RSUs

1.	Grant of Restricted Stock Units.

The Company hereby grants to the Participant restricted stock units (the “RSUs”) pursuant to which the Company will pay in stock or cash to the Participant an amount equal to the Fair Market Value of one share of Common Stock as of the Lapse Date, multiplied by the number of Vested Units, subject to Section 4 of this Agreement. The RSUs are being granted pursuant to the terms of the Company’s 2015 Equity and Incentive Plan (the “Plan”). The RSUs and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan will govern and prevail.

2.	Restricted Period.
a.	Vesting Schedule.

The Restricted Period will lapse and the RSUs will become Vested Units on the Lapse Date, subject to Section 3, according to the following conditions:

•

The Tier 1 RSUs shall become Vested Units if the average Fair Market Value of one share of Common Stock equaled or exceeded $_____ over a period of at least 30 consecutive trading days at any time during the Restricted Period.

•

The Tier 2 RSUs shall become Vested Units if the average Fair Market Value of one share of Common Stock equaled or exceeded $______ over a period of at least 30 consecutive trading days at any time during the Restricted Period.

•

The Tier 3 RSUs shall become Vested Units if the average Fair Market Value of one share of Common Stock equaled or exceeded $______ over a period of at least 30 consecutive trading days at any time during the Restricted Period.

All RSUs that have not become Vested Units as of the expiration of the Restricted Period will be forfeited.

As defined in the Plan, Fair Market Value for this purpose “shall be deemed to be the average of the closing sales prices (or, if closing sales prices are not available for the trading market, the average of closing bid and asked prices) for the Common Stock or security for the five preceding trading days as reported in the Wall Street Journal or another publication or source for market prices selected by the Board. If there has not been trading of the Common Stock on a specific date, then a trading day is the next preceding day on which there was such trading.”

b.	Change in Control.

As provided in the Plan, in the event of the Participant’s termination of Continuous Service without Cause or for Good Reason during the 18-month period following a Change in Control, the Restricted Period on the RSUs will lapse immediately such that the date that the Participant’s Continuous Service is terminated will become the Lapse Date with respect to 100% of the RSUs and the Participant’s RSUs will become Vested Units.

3.	Termination of Continuous Service.

Except as provided in Section 2.b above (with respect to termination following Change in Control), if the Participant's Continuous Service is terminated for any reason prior to the expiration of Restricted Period, the Participant’s RSUs will be cancelled, terminated and forfeited and the Participant will cease to have any right or interest in any portion of the RSUs.

4.	Settlement of Restricted Stock Units.
a.	Time of Settlement.

As soon as administratively practicable after the Lapse Date, but in no event later than March 15 of the calendar year following the year in which the Lapse Date occurs, the Company shall make any payment or deliver any shares of Common Stock due to the Participant under the Agreement.

b.	Form of Settlement.

In satisfaction of the Vested Units, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment will be equal to the Fair Market Value of the Common Stock as of the Lapse Date with respect to each Vested Unit, subject to applicable withholding.

c.	Withholding.

The Company will withhold from any payment required to be made in settlement of the RSUs (whether such settlement is in cash, in shares of Common Stock, or in a combination thereof) an amount sufficient to satisfy such federal, state, and local withholding tax requirements.

d.	Issuance of Shares.

If the Committee elects to deliver shares of Common Stock in satisfaction of the Vested Units, the Company will issue the shares of Common Stock registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative, and evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, by appropriate entry on the books of the Company or of a duly authorized transfer agent, or by other appropriate means as determined by the Company.

5.	No Right to Continued Service; No Rights as Shareholder.

Neither the Plan nor this Agreement confers upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. The Participant has no rights as a shareholder with respect to any shares of Common Stock unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

6.	Nontransferability of Restricted Stock Units.

The RSUs are not transferable by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the RSUs, the RSUs shall immediately become null and void.

7.	Adjustments.

The number of RSUs may be adjusted or terminated in any manner permitted by the Plan, including by reason of any stock split or extraordinary corporate transaction.

8.	Employee Benefits.

The settlement of the RSUs will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan, except to the extent required by the terms of such plan.

9.	Section 409A.

It is intended that this Agreement will comply with Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), including, to the maximum extent applicable, the exceptions for (among others) short-term deferrals, certain stock rights, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant’s termination of Continuous Service will instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). To the extent that any provision of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Participant’s consent, make such modifications to this Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect, and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

10.	Interpretation.

The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Committee, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

11.	Receipt of Plan.

By entering into this Agreement, Participant acknowledges: (i) that he or she has received and read a copy of the Plan; and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

12.	Governing Law.

This Agreement shall be construed and shall take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

13.	Tax Matters.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the RSUs; and (b) does not commit to structure the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

14.	Compliance with Law.

The settlement of the Vested Units and any issuance and transfer of shares of Common Stock are subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the any shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

15.	Miscellaneous.

This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this paragraph.

IN WITNESS WHEREOF, the Company by a duly authorized officer of the Company and Participant have executed this Agreement effective as of the Grant Date.

SCOTT’S LIQUID GOLD-INC.

By:

Date:

PARTICIPANT

Date: